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                                                                   Exhibit 10.22
                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT, dated as of September 17, 2003 (this "Agreement"), by and between NTL Incorporated, a Delaware corporation (the "Company"), and James Mooney (the "Employee").

WHEREAS, the Employee represents that he possesses skills, experience and knowledge that are of value to the Company;

WHEREAS, the Company desires to enlist the services and employment of the Employee on behalf of the Company and the Employee is willing to render such services on the terms and conditions set forth herein;

WHEREAS, the Company and the Employee entered into an agreement dated February 25, 2003 setting forth the terms of the Employee's employment;

WHEREAS, the Employee has been serving as Chairman of the Board of Directors (the "Board") of the Company since March 7, 2003; and

WHEREAS, the Company and the Employee desire to formalize the terms of the Employee's employment pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.   Employment Term.

Except for earlier termination as provided for in Section 7 hereof, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, subject to the terms and provisions of this Agreement, for the period commencing on March 7, 2003 and ending on March 7, 2008 (the "Employment Term").

2.   Duties.

During the Employment Term, the Employee shall serve as the Chairman of the Board. The Employee shall perform such duties, services and responsibilities on behalf of the Company and its subsidiaries as may be determined from time to time by the Board. In performing such duties hereunder, the Employee will report directly to the Board. The Employee shall devote substantial business time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company.


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3.   Cash Compensation.

In full consideration of the performance by the Employee of the Employee's obligations during the Employment Term, the Employee shall be compensated as follows:

(a) Base Salary. The Employee shall be eligible to receive a base salary at an annual rate of $1,250,000 per year, $500,000 of which for the first year of the Employment Term was paid in a lump sum upon commencement of the Employment Term (the "Base Salary"). The Base Salary is payable in accordance with the normal payroll practices of the Company then in effect.

(b) Incentive Bonus. For each calendar quarter during the Employment Term, the Company shall provide the Employee with the opportunity to earn an incentive cash bonus (the "Bonus") in an amount up to $100,000. The amount of the Bonus payable by the Company, if any, shall be based on attainment of the following operational and financial goals: (i) 70% is based on AFC goals, (ii) 20% is based on churn goals and (iii) 10% is based on margin goals. Targets for AFC, churn and margin will be determined by the Board, in its sole discretion. Mr. Mooney shall not participate in the NTL Group 2003 Bonus Scheme.

4.   Equity-Based Compensation.

(a) Stock Options. The Employee has been granted options to purchase 400,000 shares of common stock of the Company on such terms and conditions as set forth in the Incentive Stock Option Notices, dated as of March 28, 2003, attached hereto as Exhibit A (the "Option Notices").

(b) Restricted Stock. The Employee has been granted 200,000 shares of restricted common stock of the Company on such terms and conditions as set forth in the Restricted Stock Agreement, dated as of March 28, 2003, attached hereto as Exhibit B (the "Restricted Stock Agreement").

5.   Benefits.

During the Employment Term, the Employee shall be entitled to: (i) participate in health insurance and life insurance plans, policies, programs and arrangements in accordance with the Company's policy then in effect, to the extent the Employee meets the eligibility requirements for any such plan, policy, program or arrangement and (ii) reimbursement for travel expenses in accordance with the Company's policy then in effect.

6.   Taxes.

The Employee shall be solely responsible for taxes imposed on the Employee by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding taxes.

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7.   Termination.

The Employee's employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events (the date of termination, the "Termination Date"):

(a)   The death of the Employee ("Death").

(b) The mutual agreement between the Company and the Employee that the employment of the Employee with the Company shall be terminated.

(c) The termination of employment by the Company for Cause upon written notice (the "Cause Notice") to the Employee specifying the conduct constituting Cause. Termination of employment for "Cause" means: (i) the Employee is convicted of any criminal offense including fraud or breach of trust, (ii) the willful or continued failure of the Employee to perform the Employee's duties hereunder (other than as a result of physical or mental illness) or (iii) in carrying out the Employee's duties hereunder, the Employee has engaged in conduct that constitutes gross neglect or willful misconduct, unless the Employee believed in good faith that such conduct was in, or not opposed to, the best interests of the Company and its parents, subsidiaries, associated and affiliated companies and joint ventures (collectively, the "Company Affiliated Group"). For all purposes of the Employee's employment by the Company, if the Employee's employment is terminated for Cause, the effective date of such termination shall be the date of delivery of the Cause Notice.

(d) The termination of employment by the Company if the Employee is Disabled. "Disabled" shall mean that the Employee, as of any date, has been unable, due to physical or mental incapacity, to substantially perform the Employee's duties, services and responsibilities hereunder either for a period of at least 180 consecutive days or for at least 270 days in any consecutive 365-day period, whichever may be applicable.

(e) The termination of employment by the Company other than for Cause, being Disabled or Death. A termination other than for Cause includes (i) the failure of the Company, without the Employee's consent, to nominate the Employee to the slate of directors proposed by the Company at the Company's 2005 annual meeting of stockholders and (ii) if the Employee is among the individuals on the slate of directors proposed by the Company at the Company's 2005 annual meeting of stockholders, the failure of the shareholders to re-elect the Employee to the Board at the Company's 2005 annual meeting of shareholders.

In the event of termination of the Employee's employment, for whatever reason (other than Death), the Employee agrees to cooperate with the Company, its subsidiaries and affiliates and to be reasonably available to the Company, its subsidiaries and affiliates with respect to continuing and/or future matters arising out of the Employee's employment hereunder or any other relationship with the Company, its subsidiaries or affiliates, whether such matters are business-related, legal or otherwise.

Upon termination of the Employee's employment for any reason, the Employee shall be deemed to have resigned from the Board and from all other boards of, and other positions with, any member of the Company Affiliated Group, as applicable.
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8.   Termination Payments.

(a) If the Employee's employment with the Company terminates pursuant to Subsection (a), (b), (c) or (d) of Section 7 hereof, the Company shall pay the
Employee:  (i) any accrued and unpaid Base Salary as of the Termination Date and
(ii) an amount equal to such reasonable and necessary business expenses incurred by the Employee in connection with the Employee's employment on behalf of the Company on or prior to the Termination Date but not previously paid to the Employee (the "Accrued Compensation").

(b) If the Employee's employment with the Company terminates pursuant to Subsection (e) of Section 7 hereof:

(i)   the Company shall pay the Employee the Accrued Compensation;

(ii) for a period of one year following the Termination Date, but only for so long as the Employee is in compliance with Section 9 hereof, the Company shall continue to pay the Employee the Base Salary and Bonus in accordance with the normal payroll practices of the Company; and

(iii) the portion of any options granted under the Option Notices and any shares granted under the Restricted Stock Agreements that are scheduled to become vested and exercisable within one year following the Termination Date, shall become vested and exercisable on the Termination Date.

(c) If the Employee's employment with the Company terminates pursuant to Subsection (a) of Section 7 hereof, any options granted under the Option Notices and any shares granted under the Restricted Stock Agreements shall become vested and exercisable on the Termination Date.

(d) Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no severance pay shall become payable under this Agreement unless and until the Employee executes a general release of claims in form and manner reasonably satisfactory to the Company including where relevant a release of any statutory claims, and such release has become irrevocable; provided, that the Employee shall not be required to release any indemnification rights. The payments to be provided to the Employee pursuant to this Section 8 upon termination of the Employee's employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Employee upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Affiliated Group.

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9.   Employee Covenants.

(a) Unauthorized Disclosure. The Employee agrees and understands that in the Employee's position with the Company, the Employee will be exposed to and will receive information relating to the confidential affairs of the Company Affiliated Group, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Affiliated Group, and other forms of information considered by the Company to be confidential and in the nature of trade secrets ("Confidential Information"). The Employee agrees that during the Employment Term and thereafter, the Employee will not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employment Term, the Employee will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employment Term. Any material breach of the terms of this paragraph shall be considered Cause.

(b) Non-competition. By and in consideration of the Company's entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and further in consideration of the Employee's exposure to the proprietary information of the Company Affiliated Group, the Employee agrees that the Employee will not, during the Employment Term, and thereafter during the "Non-competition Term" (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any "Restricted Enterprise" (as defined below); provided that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Subsection (b) of this Section
9. For purposes of this paragraph, the term "Restricted Enterprise" shall mean any person, corporation, partnership or other entity that competes directly or indirectly with any member of the Company Affiliated Group by owning or operating (i) broadband communications networks for telephone, cable television or internet services or (ii) transmission networks for television and radio broadcasting, in each case principally in the United Kingdom or Ireland. Following termination of the Employment Term, upon request of the Company, the Employee shall notify the Company of the Employee's then current employment status. For purposes of this Agreement, the "Non-competition Term" shall mean the period beginning on the Termination Date and ending on the first anniversary of such date. Any material breach of the terms of this paragraph shall be considered Cause.
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(c)   Non-solicitation.  During the Non-competition Term, the Employee shall not, and shall not cause any other person to, interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Affiliated Group, or endeavor to entice away from any member of the Company Affiliated Group, or hire, any person who at any time during the Employment Term was an employee or customer of any member of the Company Affiliated Group, or otherwise had a material business relationship with any member of the Company Affiliated Group.

(d) Proprietary Rights. The Employee assigns all of the Employee's interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Employee, either alone or in conjunction with others, during the Employment Term and related to the business or activities of any member of the Company Affiliated Group to the Company or its nominee. Whenever requested to do so by the Company, the Employee shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of any member of the Company Affiliated Group therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Employee during the Employment Term.

(e)   Remedies.  The Employee agrees that any breach of the terms of this
Section 9 would result in irreparable injury and damage to the Company, its subsidiaries and/or its affiliates for which the Company, its subsidiaries and/or its affiliates would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company, its subsidiaries and/or its affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company, its subsidiaries and/or its affiliates may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company, its subsidiaries and/or its affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee. The Employee and the Company further agree that the provisions of the covenants contained in this Section 9 are reasonable and necessary to protect the businesses of the Company Affiliated Group because of the Employee's access to Confidential Information and his material participation in the operation of such businesses. Should a court, arbitrator or other similar authority determine, however, that any provision of the covenants contained in this Section 9 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid.

The existence of any claim or cause of action by the Employee against the Company and/or its subsidiaries and/or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 9.
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10.   Employee's Representation.

The Employee represents to the Company that the Employee's execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Employee has with or to any person or entity including, but not limited to, any prior employer.

11.   Indemnification.

(a) To the extent permitted by applicable law, the Company shall indemnify the Employee against, and save and hold the Employee harmless from, any damages, liabilities, losses, judgments, penalties fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, but not limited to, attorneys' fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting the Employee by reason of the Employee's service from and after the Effective Date as an officer, director or employee of, or consultant to, any member of the Company Affiliated Group, or in any capacity at the request of any member of the Company Affiliated Group, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Employee's acts of misappropriation of funds or actual fraud). In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against the Employee, the Company shall promptly pay to the Employee to the extent permitted by applicable law all costs and expenses incurred or to be incurred by the Employee in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that the Employee was not entitled to indemnity hereunder, then the Employee shall repay forthwith all amounts so advanced. The Company may not agree to any settlement or compromise of any claim against the Employee, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of the Employee, which consent shall not be unreasonably withheld. This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which the Employee shall be entitled pursuant to the Company's Certificate of Incorporation or By-laws or otherwise.

(b) Directors' and Officers' Insurance. The Company shall use its best efforts to maintain commercially reasonable directors' and officers' liability insurance during the Employment Term.

12.   Non-Waiver of Rights.

The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

13.Notices.

Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to:


       If to the Company:    NTL Incorporated
                             110 East 59th Street
                             New York, New York 10022
                             Att:  Secretary
                             Fax:  (212) 906-8497

      If to the Employee:    James F. Mooney
                             552 Anderson Hill Road
                             Purchase, NY  10577
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14.   Binding Effect/Assignment.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

15.   Entire Agreement.

This Agreement, the Option Notices and Restricted Stock Agreement set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, written or oral, between them as to such subject matter, including the agreement between the Employee and the Company dated February 25, 2003, which shall be null and void.

16.   Severability.

If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

17.   Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws.

18.   Modifications and Waivers.

No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

19.   Headings.

The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

20.   Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Employee has hereunto set his hand, on the day and year first above written.

                                         Company:

                                         NTL Incorporated


                                         By: /s/ Scott E. Schubert
                                             ____________________________

                                             Name: Scott E. Schubert
                                             Title: Chief Financial Officer



                                         Employee:


                                             /s/ James F. Mooney
                                             ____________________________

                                             James F. Mooney